G4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported) July 8, 2010

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 8, 2010, the Company announced that it intends to cease operations in its 47 centers in Arizona.  The decision to cease operations comes after the existing law permitting cash advances in Arizona expired on June 30, 2010 and the Company concluded that an economically viable alternative product or service does not currently exist.

For the three months ended March 31, 2010, total revenues and center gross profit generated from the Company’s operations in Arizona were approximately $3.7 million and $1.5 million, respectively.

The Company also announced that it has decided to close approximately 75 additional centers.  Approximately 55 of these centers are located in two states, Washington and Colorado, which have had recent law changes.  The operations of a majority of these centers will be consolidated with those of nearby centers.

The Company estimates that the costs associated with the cessation of operations in Arizona and the closing of additional centers will be between $2.8 and 5.0 million, with approximately $1.0 million to be incurred during the second quarter of 2010 and the remainder to be incurred during the third and fourth quarters of 2010.

On July 8, 2010, the Company also issued a press release regarding the cessation of operations in Arizona and the closing of additional centers.  A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Exhibits.

Exhibit Number	Description
99.1	Press Release, dated July 8, 2010, of Advance America, Cash Advance Centers, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advance America, Cash Advance Centers, Inc.
(Registrant)

Date: July 8, 2010	By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy Chief Financial Officer and Executive Vice President